Exhibit 10.10

MASTER MARKETING AGENT AGREEMENT

This MASTER MARKETING AGENT AGREEMENT (this “Agreement”) is made as of July 17, 2015, by and between World Gold Trust Services, LLC, a Delaware limited liability company, as sponsor of one or more gold related exchange traded funds (the “Sponsor”) and State Street Global Markets, LLC, a Delaware limited liability company (the “Marketing Agent”), and incorporates each Product Annex that is executed pursuant to this Agreement.

W I T N E S S E T H:

WHEREAS, the Sponsor wishes to retain the Marketing Agent as the exclusive marketing agent to provide certain assistance with respect to the marketing of Funds (as defined below) and their Shares (as defined below) and the development of the Funds pursuant to this Agreement and each Fund’s respective Product Annex, and the Marketing Agent hereby accepts such appointment and agrees to act in such capacity hereunder;

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the Sponsor and the Marketing Agent hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. In addition to the other terms which are defined in this Agreement, the following terms shall have the following meanings assigned to them. All other capitalized terms used herein, but not otherwise defined herein, shall have the meanings assigned to such terms in the relevant Fund Document.

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person.

“Agreement” has the meaning ascribed in the preamble.

“Authorized Participant” means an investor who has entered into a Participant Agreement with respect to creations and redemptions of Shares.

“Business Day” means any day that is not a Saturday, Sunday or a day on which banking institutions in New York, New York are not required to be open or the Exchange is not open for trading.

“Change of Control of the Marketing Agent” means (i) any other person (as such term is used in Sections 13(d) and 14(d) of the 1934 Act) becomes the beneficial owner (as defined in Rule 13d-3 of the 1934 Act), directly or indirectly, of securities of the Marketing Agent representing fifty percent (50%) or more of the total voting power represented by the Marketing Agent’s then outstanding voting securities; (ii) the consummation of the sale or disposition by the Marketing Agent of all or substantially all of the Marketing Agent’s assets; or (iii) the consummation of a merger or consolidation of the Marketing Agent with any other Person, other than a merger or consolidation which would result in the voting securities of the Marketing Agent outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Marketing Agent or such surviving entity or its parent outstanding immediately after such merger or consolidation.

“Commission” means the U.S. Securities and Exchange Commission.

“Confidential Information” has the meaning ascribed in Article 12.1 (a).

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Solely with respect to the Sponsor, a Person shall be treated as having Control of another Person if that Person holds more than 20% of the outstanding voting securities of that other Person.

“Cure Period” has the meaning ascribed in Article 2.2(b).

“Dedicated Strategists” has the meaning ascribed in Article 4.1(a).

“Delivery Time” means each time new Shares are issued and delivered to an Authorized Participant by a Fund pursuant to a Participation Agreement.

“ETF” means (i) an open-ended trust, (ii) a unit investment trust, (iii) a collective investment scheme or (iv) any other investment company or pooled, collective or commingled investment vehicle that has the following characteristics: (a) the shares, units or similar interests therein are or will be listed and traded on an exchange, and (b) for which creation and/or redemption of shares is effected (1) in large aggregations of no less than 10,000 shares, units or interests (sometimes referred to as “baskets” or “blocks”) only, (2) by authorized participants, (3) through the transfer of the requisite amount and composition of the underlying assets, including, without limitation, assets such as gold or other commodities (also known as in-kind creation and redemption).

“Exchange” means NYSE Area, Inc. or the exchange on which Shares are principally traded, as specified by the Sponsor.

“Final Product Annex” has the meaning ascribed in Article 9.1(a).

“Fund” means a Related ETF that is governed by this Agreement and the Fund’s Product Annex.

“Fund Document” has the meaning ascribed in the relevant Product Annex.

“GLD Marketing Agent Agreement” means the Amended and Restated Marketing Agent Agreement between the Sponsor and the Marketing Agent with respect SPDR® Gold Trust dated as of the date of this Agreement.

“Governmental Entity” means any supranational, national, state, local, foreign, political subdivision, court, administrative agency, commission or department or other governmental authority or instrumentality.

“Governance Policies” has the meaning ascribed in Article 3.8.

“Issuer Free Writing Prospectus” means each “free writing prospectus” (as defined in Rule 405 under the 1933 Act) prepared by or on behalf of a Fund or used or referred to by a Fund or the Sponsor in connection with the offering of Shares and approved by the Sponsor or such Fund.

“Joint Governance Board” has the meaning ascribed to it in Exhibit B.

“Law” means any law, statute, treaty, rule, directive, regulation or guideline or Order of any Governmental Entity.

“Low Priced Gold ETF” means a Related ETF that has a total expense ratio that is equal to or less than 0.29%.

“Marketing Agent” has the meaning ascribed in the preamble.

“Marketing Agent Fee” has the meaning ascribed in Article 5.1(a).

“Marketing Budget” has the meaning ascribed in Article 4.2(a).

“Marketing Plan” has the meaning ascribed in Exhibit A.

“Orders” means judgments, writs, decrees, compliance agreements, injunctions or orders of any Governmental Entity or arbitrator.

“Participation Agreement” means an agreement with respect to creations and redemptions of Shares.

“Person” shall be construed broadly and shall include an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or another entity, including a Governmental Entity (or any department, agency or political subdivision thereof).

“Proceeding” has the meaning ascribed in Article 10.1.

“Product Annex” means the letter agreement between the Sponsor and the Marketing Agent to add a Related ETF to this Agreement as a “Fund” pursuant to the rights of first refusal in this Agreement.

“Product Annex Term” has the meaning ascribed in Article 11.1(b).

“Proposed Product Annex” has the meaning ascribed in Article 9.1(a).

“Prospectus” means the applicable prospectus included in the Registration Statement at the applicable Delivery Time, as supplemented by a prospectus supplement and one or more product supplements and/or pricing supplements setting forth the terms of Shares, including all material incorporated by reference therein, in the form in which such prospectus and prospectus supplement have most recently been filed, or transmitted for filing, with the Commission pursuant to the relevant rules and regulations adopted by the Commission thereunder.

“Registration Statement” means except when otherwise specified a Fund’s most recent registration statement filed by the Sponsor with the Commission as amended when it becomes effective under the 1933 Act, including all documents filed as a part thereof.

“Related Agreements” means the SPDR Sublicense and the WGC/WGTS License.

“Related ETF” means an ETF eighty percent (80%) or more of the assets comprising which are from gold or gold-indexed securities (for the avoidance of doubt, gold-indexed securities includes synthetic gold products and gold futures).

“Representative” means officers, directors, employees, agents, attorneys, accountants and financial advisors of a Person, as the case may be.

“Services” means the services, activities, functions and responsibilities set out in Exhibit A.

“Shares” means shares of each Fund.

“SPDR Sublicense” has the meaning ascribed in Article 3.4.

“Sponsor” has the meaning ascribed in the preamble.

“Suspension Notice” has the meaning ascribed in Article 2.2(b).

“Term” has the meaning ascribed in Article 11.1(a).

“Termination Date” has the meaning specified in Article 11.2(e).

“Termination Payment Amount” has the meaning specified in Article 11.2(f).

“Termination Payment Date” means the Termination Date and the last Business Day of each month after the Termination Date through and including the number of years and months under Termination Payment Amount set forth in a Fund’s Product Annex.

“Transfer” means any sale, assignment or other disposition, whether voluntary or involuntary, in one transaction or a series of related transactions.

“WGC/WGTS License” has the meaning ascribed in Article 3.5.

“WGC” has the meaning ascribed in Article 3.9.

ARTICLE 2

APPOINTMENT AND EXCLUSIVITY OF THE MARKETING AGENT

2.1 Appointment. The Sponsor hereby appoints the Marketing Agent as the exclusive Marketing Agent for Shares of each Fund on the terms and for the periods set forth in this Agreement and the related Product Annex, and the Marketing Agent hereby accepts such appointment and agrees to act in such capacity hereunder.

2.2 Exclusivity.

(a) The Sponsor shall not, during the Term, appoint any third party licensed broker-dealer to carry on any services in relation to Shares which services are identical in all material respects to the Services. Should any individual(s) associated with the Sponsor be required at any time to become licensed as a registered representative of a broker-dealer in any jurisdiction in which Shares are marketed or promoted, the Sponsor may enter into a service agreement with a third party licensed broker-dealer, solely for the purposes of licensing and registering any such individuals who have become subject to a registered representative licensing or registration requirement in connection with the marketing or selling of Shares.

(b) If at any time the Marketing Agent is in willful and material breach of this Agreement and the Product Annex with respect to a particular Fund and, as a result thereof, is no longer able to provide the Services under this Agreement with respect to such Fund, the Marketing Agent shall have ninety (90) days to cure such breach pursuant to Article 11.2(d)(iii) (the “Cure Period”). During the Cure Period, the Sponsor may issue a written notice to the Marketing Agent suspending the restriction in Article 2.2(a) (such notice, a “Suspension Notice”). If the Sponsor issues a Suspension Notice, Article 2.2(a) shall cease to apply until the date on which the material breach has been cured and the Marketing Agent is able to provide the Services under this Agreement with respect to such Fund.

ARTICLE 3

SERVICES, ACTIVITIES AND GOVERNANCE

3.1 Services of the Market Agent. The Marketing Agent shall provide the Services to the Sponsor during the Term in accordance with the terms of this Agreement.

3.2 Activities of the Sponsor. The Sponsor shall:

(a) develop gold specific marketing materials, including gold supply and demand analyses and macro-economic forecasts; and

(b) provide and/or fund research on gold investor and demand trends.

3.3 Joint Activities.

(a) The Sponsor, consistent with the requirements of the 1934 Act and applicable Commission rules thereunder, and the Marketing Agent or one of its Affiliates, will market the Funds and the Shares on an ongoing basis. To the extent that the Sponsor conducts marketing activities pursuant to this Article 3.3(a), the Sponsor shall: (i) coordinate all such marketing activities with the Marketing Agent; and (ii) not utilize a limited-purpose Affiliate broker-dealer to conduct such marketing activities. Other than as permitted by Article 2.2(a) for purposes of licensing and registering any individuals of the Sponsor who have become subject to a registered representative licensing or registration requirement in connection with the marketing or selling of Shares, to the extent that any activities involving the marketing of Shares must be conducted by a registered broker-dealer, the Marketing Agent shall conduct such activities.

(b) The Sponsor and the Marketing Agent shall jointly coordinate the creation and execution of a general communications strategy.

(c) The Sponsor and the Marketing Agent shall negotiate in good faith a commercially reasonable, market based product pricing strategy for each Fund. Such product pricing strategy shall take into consideration the impact of Share expense ratios on growth prospects.

(d) Notwithstanding anything else in this Agreement, the parties agree that neither party will, other than pursuant to this Agreement and the product’s Product Annex or with the other party’s consent, launch a Low Priced Gold ETF.

3.4 Name of a Fund; License. For the term of this Agreement, for purposes of carrying out its marketing and other activities under this Agreement and for the benefit of the Funds, the Marketing Agent and the Sponsor shall enter into an appropriate sublicense agreement granting the Sponsor a non-exclusive license to use the “SPDR” registered trademark (the “SPDR Sublicense”).

3.5 WGC/WGTS License. For the term of this Agreement, for purposes of carrying out its marketing and other activities under this Agreement and for the benefit of the Funds, the Sponsor and the Marketing Agent shall enter into a non-exclusive license to use certain intellectual property in connection with the marketing of the Funds and the Marketing Agent’s obligations hereunder (the “WGC/WGTS License”).

3.6 Expenses. Except as otherwise expressly provided in this Agreement or the Related Agreements or agreed to in writing by the parties, each party hereto shall bear its own fees and expenses incurred in connection with this Agreement or the Related Agreements and the transactions contemplated hereby and thereby (including, without limitation, the legal, accounting and due diligence fees, costs and expenses incurred by such party).

3.7 Performance by Affiliates. Any covenant required of the Sponsor may be performed by, and any right of the Sponsor can be exercised by, an Affiliate of the Sponsor in lieu of performance or exercise thereof by the Sponsor; provided, that, the Sponsor shall be responsible for the acts and omissions of such Affiliate, and provided, further, that the Sponsor shall remain liable for the nonperformance of any such covenant.

3.8 Joint Governance Board. Exhibit B establishes the Joint Governance Board and sets out the manner in which the parties intend to manage the activities contemplated by this Agreement. The Sponsor and the Marketing Agent shall comply with the governance policies set forth in Exhibit B (the “Governance Policies”).

3.9 Oversight of Joint Governance Board. The Marketing Agent will make annual presentations to the board of directors of World Gold Council, a not-for-profit association established under Swiss law (“WGC”), and the board of directors of the Sponsor and will also make additional presentations to the board of directors of WGC as reasonably required to enhance the trusted relationship between the Marketing Agent and WGC, such presentations to review the respective contributions made by each party pursuant to Articles 4.1, 4.2 and 4.3.

ARTICLE 4

CONTRIBUTIONS OF THE PARTIES

4.1 Marketing Agent Contribution.

(a) The Marketing Agent shall, at its own cost and expense, engage at least four (4) strategists (the “Dedicated Strategists”) dedicated to support the Marketing Agent’s sales activities with institutional and intermediary investors and to directly market Shares to other investor groups identified by the Joint Governance Board. The qualifications and experience of each Dedicated Strategist will generally include (i) employment by a financial institution; (ii) employment on the buy side or sell side for gold or commodity investment products or ETFs; and (iii) experience working for, or marketing to, institutional investors, gold exchange traded fund investors, and/or intermediaries.

(b) The Marketing Agent shall conduct all sales activities globally on behalf of a Fund.

(c) The Marketing Agent shall conduct its activities substantially in compliance with the Governance Policies.

4.2 Sponsor Contribution.

(a) With respect to each Fund governed by this Agreement, if specified in the relevant Fund’s Product Annex, the Sponsor shall fund an annual marketing budget (the “Marketing Budget”) dedicated exclusively to the marketing of Shares of such Fund in the amount identified in the Fund’s Product Annex.

(b) If specified in the relevant Fund’s Product Annex, the Marketing Budget, including an estimated amount of quarterly payments, for each Fund shall be approved by the Joint Governance Board annually at the beginning of each year. The actual Marketing Budget shall be determined quarterly after the close of each quarter. Upon the addition of the Fund to this Agreement pursuant to the execution of a Product Annex, the Sponsor shall irrevocably instruct the Trustee to segregate the prior quarter’s Marketing Budget from the Sponsor’s fee payable pursuant to the Indenture, and to deposit such prior quarter’s Marketing Budget, within seven (7) days of the first (1st) day of the next quarter of a fiscal year into the control account established pursuant to Article 5.1(b), an amount equal to 1/4th of the Marketing Budget. For the avoidance of doubt, the first quarterly Marketing Budget payment for any Fund that becomes subject to this Agreement will be made after the close of the first quarter after this Agreement becomes effective and prorated to reflect the portion of the quarter during which this Agreement was effective. The Marketing Agent shall implement and execute the Marketing Budget pursuant to the Marketing Plan approved by the Joint Governance Board pursuant to section 2 of Exhibit B, with full authority to expend the total Marketing Budget in that fiscal year. In connection with the provision of the Services pursuant to this Agreement, the Marketing Agent may utilize the Marketing Budget to pay for costs and expenses associated with (i) the Marketing Agent’s expenditures paid to third parties and (ii) internal expenditures incurred by the Marketing Agent, provided, however, all costs and expenses will be made available to the Joint Governance Board for review. If any portion of any particular Marketing Budget is not expended by the end of the fiscal year in which it was approved, the remainder of such Marketing Budget shall carry over and be credited to the Marketing Budget for the subsequent fiscal year.

(c) The Sponsor shall develop and influence relationships with sell-side Share research strategists at major broker-dealers.

(d) The Sponsor shall conduct its activities substantially in compliance with the Governance Policies.

4.3 Joint Reviews.

(a) In order to oversee the performance of the Funds on a regular basis, the parties shall:

(i) conduct at least once each calendar quarter in which the annual review described in clause (ii) below is not conducted, a review of the performance of the Funds, with such review to include the senior management of the Sponsor and the senior management of the Marketing Agent and to cover such topics as asset growth/decline, sales strategy, new business efforts, new product initiatives and stock exchange trading activity; and

(ii) conduct at least once each calendar year, a review of the overall performance of the Funds, which will include a review of the most recent quarterly period, with such review to include the chief executive officer of the Sponsor and senior management of the Marketing Agent and to cover such topics as strategic direction and new business initiatives.

(b) Prior to each of the quarterly and annual review pursuant to Article 4.4(a), the Sponsor and the Marketing Agent will jointly prepare and circulate among the parties, a report covering the quarterly or annual period which is the subject of each review, with such report to cover such topics described above.

4.4 Branding.

(a) It is the intention of the parties that, during the Term, Shares be associated with the SPDR® brand.

(b) The Sponsor shall, at its own expense and in its sole discretion, prosecute all infringement claims in respect of each Fund’s GLD or other non-SPDR trademark and otherwise defend each Fund’s trademark globally.

(c) The Marketing Agent shall use its best efforts to notify the Sponsor of any potential trademark infringement of which it becomes aware in accordance with the WGC/WGTS License.

(d) In the event the Marketing Agent does not exercise its right of first refusal pursuant to Article 9.1 and the Sponsor proposes to launch a new ETF, the Sponsor may use the GLD® brand, subject to coordination with the Marketing Agent to maintain brand coherence and consistency.

4.5 Sales. The parties intend to jointly develop and implement a sales process to attract and retain investment in Shares through business development and thought leadership activities to intermediary and institutional clients, including national broker dealers, independent and regional broker dealers, private banks and registered investment advisors, institutional investment consultants, pension funds, endowments, foundations, official institutions and insurance general accounts and institutional asset managers, hedge funds and private equity firms.

4.6 Information Provided to Marketing Agent. In performing its duties hereunder the Marketing Agent shall be entitled to rely on and shall not be responsible in any way for information provided to it by the Sponsor and a Fund’s fiduciaries, including its trustee, if applicable, and their respective service providers and shall not be liable or responsible for the errors and omissions of such service providers, provided that the foregoing shall not be construed to protect the Marketing Agent against any liability to the Sponsor, a Fund’s fiduciaries, including its trustee, if applicable, a Fund or a Fund’s beneficial owners to which the Marketing Agent would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

ARTICLE 5

FEES & EXPENSES

5.1 Fee and Expenses.

(a) Marketing Agent Fee. With respect to each Fund governed by this Agreement, the Sponsor shall pay the Marketing Agent, from the Sponsor’s fee payable pursuant to the Sponsor’s agreement with the Fund, for the services of the Marketing Agent and its Affiliates as marketing agent to the Fund, a fee (the “Marketing Agent Fee”) from the Fund. Such fees shall be computed and payable monthly in arrears. With respect to each Fund governed by this Agreement, the Marketing Agent Fee shall be (a) a commercially reasonable, market-based fee in light of current market terms and conditions and (b) identified in the Fund’s Product Annex.

(b) Payment Structure. The payment of the Marketing Agent Fee and the Marketing Budget shall be made by the Sponsor through one or more control accounts held by a mutually satisfactory bank.

ARTICLE 6

REPRESENTATIONS & WARRANTIES

6.1 Representations and Warranties of the Sponsor. The Sponsor, on its own behalf and in its capacity as sponsor of each of the Funds, represents and warrants to, and agrees with, the Marketing Agent that:

(a) the Sponsor has been duly organized and is validly existing as a limited liability company in good standing under the laws of the State of Delaware, with full power and authority to conduct its business as will be described in each Registration Statement and Prospectus, and has all requisite power and authority to execute and deliver this Agreement;

(b) the Sponsor is duly qualified and is in good standing in each jurisdiction where the conduct of its business requires such qualification; and each Fund will be duly qualified in each jurisdiction where the conduct of its business requires such qualification;

(c) this Agreement has been duly authorized, executed and delivered by the Sponsor and constitutes the valid and binding obligations of the Sponsor, enforceable against the Sponsor in accordance with its terms;

(d) the Sponsor is not in breach or violation of or in default under (nor has any event occurred which with notice, lapse of time or both would result in any breach or violation of, constitute a default under or give the holder of any indebtedness (or a person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a part of such indebtedness under) its constitutive documents, or any indenture, mortgage, deed of trust, bank loan or credit agreement or other evidence of indebtedness, or any license, lease, contract or other agreement or instrument to which the Sponsor is a party or by which it or any of its properties may be bound or affected, and the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby will not conflict with, result in any breach or violation of or constitute a default under (nor constitute any event which with notice, lapse of time or both would result in any breach or violation of or constitute a default under) the amended and restated limited liability company agreement of the Sponsor or any indenture, mortgage, deed of trust, bank loan or credit agreement or other evidence of indebtedness, or any license, lease, contract or other agreement or instrument to which the Sponsor is a party or by which the Sponsor or any of its properties may be bound or affected, or any federal, state, local or foreign law, regulation or rule or any decree, judgment or order applicable to the Sponsor;

(e) no approval, authorization, consent or order of or filing with any federal, state, local or foreign governmental or regulatory commission, board, body, authority or agency is required in connection with the performance by the Sponsor of its obligations under this Agreement;

(f) the Sponsor has all necessary licenses, authorizations, consents and approvals and has made all necessary filings required under any federal, state, local or foreign law, regulation or rule, and has obtained all necessary authorizations, consents and approvals from other persons, in order to conduct its business; the Sponsor is not in violation of, or in default under, or has not received notice of any proceedings relating to revocation or modification of, any such license, authorization, consent or approval or any federal, state, local or foreign law, regulation or rule or any decree, order or judgment applicable to the Sponsor;

(g) except as previously disclosed between the parties, there are no actions, suits, claims, investigations or proceedings pending or threatened or, to the Sponsor’s knowledge after due inquiry, contemplated to which the Sponsor or (to the extent that is or could be material in the context of the offering and sale of the Shares) any of the Sponsor’s directors or officers, is or would be a party or of which any of their respective properties are or would be subject at law or in equity, before or by any federal, state, local or foreign governmental or regulatory commission, board, body, authority or agency; and

(h) any certificate signed by any officer of the Sponsor and delivered to the Marketing Agent or counsel for the Marketing Agent in connection with the offering of the Shares shall be deemed to be a representation and warranty by the Sponsor as to matters covered thereby, to the Marketing Agent.

6.2 Representations and Warranties of the Marketing Agent. The Marketing Agent represents and warrants to, and agrees with, the Sponsor that:

(a) The Marketing Agent has all necessary licenses, authorizations, consents and approvals and has made all necessary filings required under any applicable federal, state, local or foreign law, regulation or rule, and has obtained all necessary authorizations, consents and approvals from other Persons, in order to conducts its activities as contemplated by this Agreement. The Marketing Agent will maintain any such registrations, qualifications and membership in good standing and in full force and effect throughout the term of this Agreement. With respect to its provision of Services under this Agreement, the Marketing Agent will comply in all material respects with all applicable Law;

(b) The Marketing Agent will observe the applicable Law of the jurisdictions in which it provides the Services under this Agreement;

(c) With respect to its provision of Services under this Agreement, the Marketing Agent is in compliance in all material respects with the money laundering and related provisions of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “PATRIOT Act”), and the regulations promulgated thereunder, if the Marketing Agent is subject to the requirements of the PATRIOT Act;

(d) The Marketing Agent (i) has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware, with full power and authority to conduct its business and has all requisite power and authority to execute and deliver this Agreement and (ii) is duly qualified and is in good standing in each jurisdiction where the conduct of its business requires such qualification; and

(e) This Agreement has been duly authorized, executed and delivered by the Marketing Agent and constitutes the valid and binding obligations of the Marketing Agent, enforceable against the Marketing Agent in accordance with its terms.

6.3 Each of the Marketing Agent and the Sponsor agrees that the parties may agree to modify or add to the representations and warranties contained in this Article 6 in a Fund’s Product Annex.

ARTICLE 7

CONDITIONS TO OBLIGATIONS

7.1 Conditions to Marketing Agent’s Obligations. The obligations of the Marketing Agent hereunder are subject in the Marketing Agent’s reasonable discretion, to the condition that (i) all representations and warranties and other statements of the Sponsor herein or delivered pursuant hereto be true and correct (a) at and as of the date made, (b) at each time a Fund is added to this Agreement, (c) at each time a new registration statement or prospectus is filed or the Registration Statement or the Prospectus is amended or supplemented, (d) at each time a Fund files any report, statement or other document pursuant to Section 13, 14 or 15 (d) of the 1934 Act (excluding filings under Rule 12b-25), (e) at each time a Fund issues any Shares, and (f) at such other times as the Marketing Agent reasonably requests, in each case as though made at and as of such dates, and the Sponsor agrees that all such representations, warranties and other statements are expressly made on and as of such dates (except, in all cases, that such representations, warranties and statements relating to the Registration Statement and the Prospectus shall be deemed to relate to the Registration Statement and the Prospectus as amended and supplemented to such date) and (ii) the Sponsor shall have performed all of its covenants, agreements and obligations hereunder theretofore to be performed in all material respects. The respective indemnities, agreements, representations, warranties and other statements by the Sponsor set forth in or made pursuant to this Agreement shall remain in full force and effect regardless of any investigation (or any statement as to the results thereof) made by or on behalf of the Marketing Agent or any controlling person of the Marketing Agent, or the Sponsor, or any officer or director or any controlling person of the Sponsor, and shall survive the execution, delivery, performance and termination of this Agreement.

7.2 Conditions to Sponsor’s Obligations. The obligations of the Sponsor hereunder are subject in the Sponsor’s reasonable discretion, to the condition that (i) all representations and warranties and other statements of the Marketing Agent herein or delivered pursuant hereto be true and correct (a) at and as of the date made, (b) at each time a Fund is added to this Agreement, (c) at each time a new registration statement or prospectus is filed or the Registration Statement or the Prospectus is amended or supplemented, (d) at each time a Fund files any report, statement or other document pursuant to Section 13, 14 or 15 (d) of the 1934 Act (excluding filings under Rule 12b-25), (e) at each time a Fund issues any Shares, and (f) at such other times as the Sponsor reasonably requests, in each case as though made at and as of such dates, and the Marketing Agent agrees that all such representations, warranties and other statements are expressly made on and as of such dates (except, in all cases, that such representations, warranties and statements relating to the Registration Statement and the Prospectus shall be deemed to relate to the Registration Statement and the Prospectus as amended and supplemented to such date) and (ii) the Marketing Agent shall have performed all of its covenants, agreements and obligations hereunder theretofore to be performed in all material respects. The respective indemnities, agreements, representations, warranties and other statements by the Marketing Agent set forth in or made pursuant to this Agreement shall remain in full force and effect regardless of any investigation (or any statement as to the results thereof) made by or on behalf of the Sponsor or any controlling person of the Sponsor, or the Marketing Agent, or any officer or director or any controlling person of the Marketing Agent, and shall survive the execution, delivery, performance and termination of this Agreement.

7.3 Each of the Marketing Agent and the Sponsor agrees that the parties may agree to modify or add to the conditions contained in this Article 7 in a Fund’s Product Annex.

ARTICLE 8

COVENANTS

8.1 Certain Covenants of the Sponsor. The Sponsor, on its own behalf and in its capacity as sponsor of each Fund, covenants and agrees, with respect to each Fund:

(a) to furnish such information as may be required and otherwise to cooperate in qualifying the Shares for offering and sale under the securities or blue sky laws of such states and foreign jurisdictions as the Marketing Agent may reasonably designate and to maintain such qualifications in effect so long as the Marketing Agent may request during the term of this Agreement; provided that the Fund shall not be required to qualify as a foreign corporation or to consent to the service of process under the laws of any such jurisdiction (except service of process with respect to the offering and sale of the Shares); and to promptly advise the Marketing Agent of the receipt by the Sponsor or the Fund of any notification with respect to the suspension of the qualification of the Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(b) to take all necessary action to register the number of Shares reasonably requested by an Authorized Participant under the 1933 Act, as amended and take, from time to time, such steps, including payment of the related filing fees, as may be necessary to register Shares under the 1933 Act to the end that all Shares will be properly registered under the 1933 Act and to keep the Registration Statement effective and current during the term of this Agreement;

(c) from time to time to furnish to the Marketing Agent, as many copies of the Registration Statement and/or Prospectus (or of the Prospectus as amended or supplemented if any amendments or supplements have been made thereto after the effective date of the Registration Statement) as the Marketing Agent may reasonably request for the purposes contemplated by the 1933 Act;

(d) to advise the Marketing Agent promptly and, if requested by the Marketing Agent, to confirm such advice in writing when the Registration Statement and any post-effective amendment thereto has become effective, and upon receipt of request from the Marketing Agent therefor after termination of this Agreement, to file a post-effective amendment removing any reference to the Marketing Agent thereunder;

(e) to prepare and file with the Commission, at the expense of the Fund, registration statements, prospectuses and amendments and supplements to the Registration Statement or the Prospectus, when and as required, by the 1933 Act, the 1934 Act and the rules and regulations of the Commission thereunder, including if requested by the Marketing Agent; to advise the Marketing Agent promptly of any proposal to prepare a new registration statement or prospectus or to amend or supplement the Registration Statement or the Prospectus and to provide the Marketing Agent and the Marketing Agent’s counsel copies of any such documents for review and comment within a reasonable amount of time prior to any proposed filing and to file no such document to which the Marketing Agent or its counsel shall reasonably object in writing; and to advise the Marketing Agent promptly, confirming such advice in writing, of any request by the Commission for the filing of a new registration statement or prospectus or for amendments or supplements to the Registration Statement or the Prospectus or for additional information with respect thereto, or of notice of institution of proceedings for, or the entry of a stop order suspending the effectiveness of the Registration Statement and, if the Commission should enter a stop order suspending the effectiveness of the Registration Statement, to use its best efforts to obtain the lifting or removal of such order as soon as possible;

(f) to provide the Marketing Agent for its review and comment a copy of any Issuer Free Writing Prospectus, brochure or other graphic materials (including webpages on any website sponsored by the Sponsor related to the Fund), and any proposed amendments or supplements thereto, in each case that refers to the Shares, the SPDR mark or identifies the Marketing Agent within a reasonable amount of time prior to any proposed filing or dissemination thereof; to file in a timely fashion all Issuer Free Writing Prospectuses required to be filed by or on behalf of the Fund with the Commission in order to comply with the 1933 Act during the Product Annex Term; and to file no such Issuer Free Writing Prospectus or disseminate no such Issuer Free Writing Prospectus to which the Marketing Agent or its counsel shall reasonably object in writing; and to retain copies of each Issuer Free Writing Prospectus used or referred to by it and all other free writing prospectuses and Prospectuses used by the Sponsor in accordance with the 1933 Act;

(g) to prepare, at the expense of the Fund, and file promptly all reports and any information statement required to be filed by or on behalf of the Fund with the Commission in order to comply with the 1934 Act during the Product Annex Term, and to provide the Marketing Agent and the Marketing Agent’s counsel with a copy of such reports and statements and other documents to be filed by or on behalf of the Fund pursuant to the 1934 Act (excluding filings under Rule 12b-25) during such period for review and comment within a reasonable amount of time prior to any proposed filing and to file no such report or statement to which the Marketing Agent or its counsel shall reasonably object in writing;

(h) if necessary or appropriate, to file a registration statement pursuant to Rule 462(b) under the 1933 Act;

(i) to advise the Marketing Agent promptly of the happening of any event during the term of this Agreement which could require the making of any change in the Prospectus then being used so that such Prospectus would not include an untrue statement of material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading, and, during such time, to prepare and furnish, at the expense of the Fund, to the Marketing Agent promptly such amendments or supplements to such Prospectus as may be necessary to reflect any such change;

(j) to make generally available to the Fund’s securityholders, and to deliver to the Marketing Agent, an earnings statement of the Fund (which will satisfy the provisions of Section 11(a) of the 1933 Act) covering a period of twelve months beginning after the effective date of the Registration Statement (as defined in Rule 158(c) under the 1933 Act) as soon as is reasonably practicable after the termination of such twelve-month period;

(k) to furnish to the Fund’s securityholders and beneficial owners as soon as practicable after the end of each fiscal year an annual report (including a balance sheet and statements of income, shareholders’ equity and cash flow of the Fund for such fiscal year, accompanied by a copy of the certificate or report thereon of nationally recognized independent certified public accountants);

(l) if requested by the Marketing Agent, to furnish to the Marketing Agent a copy of the Registration Statement, as filed with the Commission, and of all amendments thereto (including all exhibits thereto);

(m) to (1) furnish to the Marketing Agent promptly during the term of this Agreement (i) copies of any reports, proxy statements, or other communications which are sent to the Fund’s securityholders and beneficial owners or that the Sponsor on behalf of the Fund shall from time to time publish or publicly disseminate, (ii) copies of all annual, quarterly and current reports filed with the Commission on such forms as may be designated by the Commission, (iii) copies of documents or reports filed with any national securities exchange on which any class of securities of the Fund is listed, and (iv) such other information as the Marketing Agent may reasonably request regarding the Fund and (2) make available for inspection by the Marketing Agent, its attorneys, accountants and other advisors or agents, all financial and other records, pertinent corporate or trust documents and properties of the Fund, and cause the officers, directors and employees of the Fund’s service providers and of the Sponsor to supply all information related to the Fund or the Sponsor reasonably requested by the Marketing Agent, its attorneys, accounts and other advisors and agents;

(n) to use its best efforts to cause the Shares to continue to be listed on the Exchange;

(o) to furnish to the Marketing Agent (i) at each time a new registration statement or prospectus is filed or the Registration Statement or the Prospectus is amended or supplemented, (ii) at each time the Fund files any report, statement or other document pursuant to Section 13,14 or 15(d) (excluding filings required by Rule 12b-25) of the 1934 Act, and (iv) at such other times as the Marketing Agent reasonably requests, an opinion of counsel for the Sponsor, addressed to the Marketing Agent and dated such dates and in form and substance satisfactory to the Marketing Agent, opining on certain matters agreed by the Marketing Agent and the Sponsor, provided, however, both parties agree that the matters opined on for a particular Fund will be (1) to the greatest extent possible, those opinions or matters listed in Section 8.1(o) of the GLD Marketing Agreement, and (2) if any changes to the list of opinions or matters in such section are necessary, such changes will be commercially reasonable and based on market practice.

(p) to cause a nationally recognized independent certified public accounting firm to deliver to the Marketing Agent at each time (A) the Registration Statement or the Prospectus is amended or supplemented by the filing of a post-effective amendment (but only if requested by the Marketing Agent), and (B) a new registration statement or prospectus is filed, and there is financial information incorporated by reference into the Registration Statement or the Prospectus, letters dated such dates and addressed to the Marketing Agent, containing statements and information of the type ordinarily included in accountants’ letters to underwriters with respect to the financial statements and other financial information contained in or incorporated by reference into the Registration Statement and the Prospectus; and

(q) to deliver to the Marketing Agent (i) at each time a new registration statement or prospectus is filed or the Registration Statement or the Prospectus is amended or supplemented, (ii) at each time the Fund files any report, statement or other document pursuant to Section 13,14 or 15(d) of the 1934 Act (excluding filings required by Rule 12b-25), and (iii) at such other times as the Marketing Agent reasonably requests, documents and certificates as of such dates as the Marketing Agent may reasonably request.

For the purposes of this Article 8.1, the term “Registration Statement” shall mean the Registration Statement of a Fund as amended or supplemented from time to time to and including the date as of which the relevant representation is made, and the term “Prospectus” shall mean the Prospectus of a Fund as amended or supplemented from time to time to and including the date as of which the relevant representation is made.

8.2 Certain Covenants of the Marketing Agent. The Marketing Agent, on its own behalf and in its capacity as the exclusive marketing agent of each Fund, covenants and agrees, with respect to each Fund:

(a) it will not use, authorize use of, refer to, or participate in the planning for the use of, any “Free Writing Prospectus,” as defined in Rule 405 under the 1933 Act (which term includes use of any written information furnished to the Commission by the Fund and not incorporated by reference into the Registration Statement and any press release issued by the Fund) other than any Free Writing Prospectus previously filed with the Commission by the Fund or approved by the Sponsor in advance in writing;

(b) it will, pursuant to reasonable procedures developed in good faith, take steps to ensure that (i) to the extent a Free Writing Prospectus referred to in subsection (a) above contains Fund or Sponsor information, that information has been previously-filed and (ii) any Free Writing Prospectus referred to in subsection (a) above that is not an “issuer free writing prospectus” (as defined in Rule 433 under the 1933 Act) is not disseminated in a broad and unrestricted manner, so as not to be required to be filed pursuant to Rule 433(d)(l)(ii) under the 1933 Act;

(c) it will not, without the prior written consent of the Sponsor, use any Free Writing Prospectus that contains the final terms of the Shares unless such terms have previously been included in a Free Writing Prospectus or Prospectus Supplement filed with the Commission or otherwise made reasonably available to the purchasers of the Shares;

(d) it will retain copies of each Free Writing Prospectus used or referred to by it and all other Free Writing Prospectuses and Prospectuses in accordance with Rule 433 under the 1933 Act;

(e) it is not subject to any pending proceeding under Section 8A of the 1933 Act with respect to any offering and will promptly notify the Sponsor if any such proceeding against it is initiated during the Product Annex Term of this Agreement as in the opinion of counsel for the Sponsor a prospectus relating to the Shares is required by law to be delivered (or required to be delivered but for Rule 172 under the 1933 Act) in connection with sales of the Shares;

(f) it will provide the Sponsor a copy of any Free Writing Prospectus,, and any proposed amendments or supplements thereto, in each case that refers to the Shares or identifies the Trust or the Sponsor, for the Sponsor’s review and comment with respect to legal issues, unless any such material has previously been filed with the Commission by the Trust. The Marketing Agent shall refrain from externally disseminating any such materials that have not been approved by the Sponsor; provided, however, that (i) any such approval shall not be unreasonably withheld or unreasonably conditioned by the Sponsor and (ii) any failure by the Sponsor to respond within five (5) Business Days following receipt by the Sponsor of such materials shall be deemed to be disapproval of such materials by the Sponsor. In the event the Sponsor does not approve any such materials, the Marketing Agent shall either make such changes as may be requested by the Sponsor as a condition to its approval, or remove all references to the Trust and the Sponsor and the Shares from such material;

(g) it will deliver to the Sponsor copies of the following documents contemporaneously with this Agreement and from time to time, as reasonably requested by the Sponsor, where applicable: (i) any correspondence from any state or federal regulator which would impact the services provided hereunder to the Sponsor by it; and (ii) and any other documents, materials or information that the Sponsor shall reasonably request in writing to a specified person at the Marketing Agent to enable it to perform its obligations pursuant to this Agreement. The Marketing Agent shall deliver to the Sponsor as soon as is reasonably practical any and all amendments and/or supplements to the documents required to be delivered under this Article 8.2.

8.3 Each of the Marketing Agent and the Sponsor agrees that the parties may agree to modify or add to the covenants contained in this Article 8 in a Fund’s Product Annex.

ARTICLE 9

RELATED ETFS; OTHER AGREEMENTS

9.1 Right of First Refusal with Respect to Related ETFs.

(a) At any time during the Term, and subject to the terms and conditions specified in this Article 9.1, the Marketing Agent shall have a right of first refusal to serve as the exclusive marketing agent for any Related ETF conceived and proposed by the Sponsor. In circumstances where such right of first refusal applies, the Sponsor shall present to the Marketing Agent a Proposed Product Annex, in the form of Exhibit C attached hereto (a “Proposed Product Annex”), that describes the Related ETF, contains commercially reasonable and market based terms, and provides for the proposed marketing arrangement to be governed by the terms and conditions of this Agreement. Following the Marketing Agent’s receipt of such Proposed Product Annex from the Sponsor, the Marketing Agent and the Sponsor shall discuss the Proposed Product Annex for thirty (30) days. If the Marketing Agent does not accept the opportunity to market such related ETF pursuant to the Proposed Product Annex within thirty (30) days of receipt, the Sponsor shall present to the Marketing Agent a Final Product Annex, in the form of Exhibit C attached hereto (a “Final Product Annex”), that describes the Related ETF and provides for the proposed marketing arrangement to be governed by the terms and conditions of this Agreement, for the Marketing Agent’s further consideration.

(b) If the Marketing Agent does not accept the opportunity to market such Related ETF in writing within forty-five (45) days after receipt of the Final Product Annex, the Marketing Agent will be deemed to have rejected the opportunity. For the avoidance of doubt, if the Marketing Agent is deemed to have rejected the opportunity, neither party shall be subject to any further obligation under this Article 9.1 in respect of such Related ETF, and the Sponsor will be able to work with third parties to distribute the Related ETF on economic terms that are equal to those set forth in the draft Product Annex or worse for the third party.

(c) If the Marketing Agent accepts in writing the opportunity to market such Related ETF within seventy-five (75) days of receipt of the Proposed Product Annex, the parties shall execute the Product Annex within five (5) days and the Related ETF will become a “Fund” governed by this Agreement.

(d) For the avoidance of doubt, the Marketing Agent may accept the opportunity to market the Related ETF any time up to seventy-five (75) days after receipt of the Proposed Product Annex.

9.2 Marketing Agent’s Related ETF Obligations.

(a) At any time during the Term, and subject to the terms and conditions specified in this Article 9.2, the Sponsor shall have a right of first refusal to sponsor any Related ETF conceived and proposed by the Marketing Agent. In circumstances where such right of first refusal applies, the Marketing Agent shall present to the Sponsor a Proposed Product Annex that describes the Related ETF, contains commercially reasonable and market based terms, and provides for the proposed marketing arrangement to be governed by the terms and conditions of this Agreement. Following the Sponsor’s receipt of such Proposed Product Annex from the Marketing Agent, the Marketing Agent and the Sponsor shall discuss the draft Product Annex for thirty (30) days. If the Sponsor does not accept the opportunity to sponsor such related ETF pursuant to the Proposed Product Annex within thirty (30) days of receipt, the Marketing Agent shall present to the Sponsor a Final Product Annex that describes the Related ETF and provides for the proposed marketing arrangement to be governed by the terms and conditions of this Agreement for the Sponsor’s further consideration.

(b) If the Sponsor does not accept the opportunity to sponsor such Related ETF in writing within forty-five (45) days after receipt of the Final Product Annex, the Sponsor will be deemed to have rejected the opportunity. For the avoidance of doubt, if the Sponsor is deemed to have rejected the opportunity, neither party shall be subject to any further obligation under this Article 9.2 in respect of such Related ETF, and the Marketing Agent will be able to work with third parties to sponsor and distribute the Related ETF on economic terms that are equal to those set forth in the draft Product Annex or worse for the third party.

(c) If the Sponsor accepts in writing the opportunity to sponsor such Related ETF within seventy-five (75) days of receipt of the Proposed Product Annex, the parties shall execute the Product Annex within five (5) days and the Related ETF will become a “Fund” governed by this Agreement.

(d) For the avoidance of doubt, the Sponsor may accept the opportunity to sponsor the Related ETF any time up to seventy-five (75) days after receipt of the Proposed Product Annex.

9.3 Development Efforts; Status After Termination.

(a) The Marketing Agent and Sponsor shall use their commercially reasonable efforts to develop any Related ETFs which the parties have agreed to develop pursuant to Article 9.1 or Article 9.2. For the avoidance of doubt, unless otherwise agreed to in writing by the parties, the parties shall bear their own costs and expenses connected with any such development.

(b) If at the time of the termination of this Agreement a registration statement or similar document has been formally filed with the Commission for any Related ETF which the parties have agreed to develop pursuant to Article 9.1 or Article 9.2, unless otherwise agreed to in writing signed by the parties, the parties shall cease such development and each party shall have the right to develop such Related ETF on its own or with any third party.

9.4 Dual Listing Rights. The Marketing Agent and the Sponsor shall jointly negotiate any dual listing rights relating to each Fund which they bring to market. Any revenue derived from such listings will be shared equally between the Marketing Agent, on the one hand, and Sponsor, on the other.

9.5 Options and Derivatives. The Marketing Agent, on the one hand, and Sponsor, on the other hand, will share equally any and all fees earned from licensing the right to list option contracts and other exchange-traded derivatives that are specific to each Fund which they bring to market.

ARTICLE 10

INDEMNIFICATION

10.1 Indemnification of Marketing Agent. The Sponsor agrees to indemnify, defend and hold harmless the Marketing Agent, its partners, stockholders, members, directors, officers and employees and any Affiliate of the foregoing, and the successors and assigns of each of the foregoing persons, from and against any loss, damage, expense, liability or claim (including the reasonable cost of investigation) which the Marketing Agent or any such person may incur under the U.S. federal securities laws, applicable non-U.S. laws, the common law or otherwise, insofar as such loss, damage, expense, liability or claim arises out of or is based upon:

(a) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or in the Registration Statement as amended or supplement), in a Prospectus (the term Prospectus for the purpose of this Article 10.1 being deemed to include the Prospectus and the Prospectus as amended or supplemented), or any Issuer Free Writing Prospectus, or arises out of or is based upon any omission or alleged omission to state a material fact required to be stated in either such Registration Statement, Prospectus or Issuer Free Writing Prospectus or necessary to make the statements made therein not misleading, except insofar as any such loss, damage, expense, liability or claim arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in and in conformity with information furnished in writing by or on behalf of the Marketing Agent to the Sponsor expressly for use in such Registration Statement, such Prospectus or Issuer Free Writing Prospectus;

(b) any untrue statement or alleged untrue statement of a material fact or breach by the Sponsor of any representation or warranty contained in a Fund’s Product Annex or in any certificate delivered by the Sponsor pursuant to a Fund’s Product Annex;

(c) the failure by the Sponsor to perform when and as required any agreement or covenant contained herein;

(d) any untrue statement or alleged untrue statement of any material fact contained in any audio or visual materials provided by the Sponsor or based upon written information furnished by or on behalf of the Sponsor or a Fund’s trustee, if applicable, including, without limitation, slides, videos, films or tape recordings used in connection with the marketing of Shares;

(e) circumstances surrounding third party allegations relating to patent and contract disputes as described in the offering disclosure documents applicable to any Fund governed by this Agreement; and/or

(f) the Marketing Agent’s performance of its duties under this Agreement except in the case of this clause (f), for any loss, damage, expense, liability or claim resulting from the gross negligence or willful misconduct of the Marketing Agent.

In no case is the indemnity of the Sponsor in favor of the Marketing Agent and such other persons as are specified in this Article 10.1 to be deemed to protect the Marketing Agent and such persons against any liability to the Sponsor, a Fund’s trustee, if applicable, or a Fund to which the Marketing Agent would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

If any action, suit or proceeding (each, a “Proceeding”) is brought against the Marketing Agent or any such person in respect of which indemnity may be sought against the Sponsor pursuant to this Article 10.1, the Marketing Agent or such person shall promptly notify the Sponsor in writing of the institution of such Proceeding and the Sponsor shall assume the defense of such Proceeding, including the employment of counsel reasonably satisfactory to such indemnified party and payment of all fees and expenses; provided, however, that the omission to so notify the Sponsor shall not relieve it from any liability which it may have to the Marketing Agent or any such person except to the extent that it has been materially prejudiced by such failure and has not otherwise learned of such Proceeding. The Marketing Agent or such person shall have the right to employ its or their own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the Marketing Agent or of such person unless the employment of such counsel shall have been authorized in writing by the Sponsor in connection with the defense of such Proceeding or the Sponsor shall not have, within a reasonable period of time in light of the circumstances, employed counsel to have charge of the defense of such Proceeding or such indemnified party or parties shall have reasonably concluded that there may be defenses available to it or them which are different from, additional to or in conflict with those available to the Sponsor (in which case the Sponsor shall not have the right to direct the defense of such Proceeding on behalf of the indemnified party or parties), in any of which events such fees and expenses shall be borne by the Sponsor and paid as incurred (it being understood, however, that the Sponsor shall not be liable for the expenses of more than one separate counsel (in addition to any local counsel) in any one Proceeding or series of related Proceedings in the same jurisdiction representing the indemnified parties who are parties to such Proceeding). The Sponsor shall not be liable for any settlement of any Proceeding effected without the Sponsor’s written consent but if settled with the Sponsor’s written consent, the Sponsor agrees to indemnify and hold harmless the Marketing Agent and any such person from and against any loss or liability by reason of such settlement. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second sentence of this paragraph, then the indemnifying party agrees that it shall be liable for any settlement of any Proceeding effected without its written consent if (i) such settlement is entered into more than 60 Business Days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall not have fully reimbursed the indemnified party in accordance with such request prior to the date of such settlement and (iii) such indemnified party shall have given the indemnifying party at least 30 Business Days’ prior notice of its intention to settle. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened Proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such Proceeding and does not include an admission of fault, culpability or a failure to act, by or on behalf of such indemnified party.

10.2 Indemnification of Sponsor.

(a) The Marketing Agent agrees to indemnify, defend and hold harmless each of the Sponsor and its partners, stockholders, members, directors, officers, employees and any person who controls the Sponsor within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act, and the successors and assigns of all of the foregoing persons, from and against any loss, damage, expense, liability or claim (including the reasonable cost of investigation) which the Sponsor any such person may incur under the 1933 Act, the 1934 Act, the common law or otherwise, insofar as such loss, damage, expense, liability or claim arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in and in conformity with information furnished in writing by or on behalf of the Marketing Agent to the Sponsor expressly for use in the Registration Statement (or in the Registration Statement as amended or supplemented by any post-effective amendment thereof) or in a Prospectus, or arises out of or is based upon any omission or alleged omission to state a material fact in connection with such information required to be stated in such Registration Statement or such Prospectus or necessary to make such information not misleading.

(b) If any Proceeding is brought against the Sponsor or any person referred to in Article 10.2(a) in respect of which indemnity may be sought against the Marketing Agent pursuant to the foregoing paragraph, the Sponsor or such person shall promptly notify the Marketing Agent in writing of the institution of such Proceeding and the Marketing Agent shall assume the defense of such Proceeding, including the employment of counsel reasonably satisfactory to such indemnified party and payment of all fees and expenses; provided, however, that the omission to so notify the Marketing Agent shall not relieve the Marketing Agent from any liability which the Marketing Agent may have to the Sponsor or any such person or otherwise. The Sponsor or such person shall have the right to employ their own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the Sponsor or such person unless the employment of such counsel shall have been authorized in writing by the Marketing Agent in connection with the defense of such Proceeding or the Marketing Agent shall not have, within a reasonable period of time in light of the circumstances, employed counsel to defend such Proceeding or such indemnified party or parties shall have reasonably concluded that there may be defenses available to it or them which are different from or additional to or in conflict with those available to the Marketing Agent (in which case the Marketing Agent shall not have the right to direct the defense of such Proceeding on behalf of the indemnified party or parties, but the Marketing Agent may employ counsel and participate in the defense thereof but the fees and expenses of such counsel shall be at the expense of the Marketing Agent), in any of which events such fees and expenses shall be borne by the Marketing Agent and paid as incurred (it being understood, however, that the Marketing Agent shall not be liable for the expenses of more than one separate counsel (in addition to any local counsel) in any one Proceeding or series of related Proceedings in the same jurisdiction representing the indemnified parties who are parties to such Proceeding). The Marketing Agent shall not be liable for any settlement of any such Proceeding effected without the written consent of the Marketing Agent but if settled with the written consent of the Marketing Agent, the Marketing Agent agrees to indemnify and hold harmless the Sponsor and any such person from and against any loss or liability by reason of such settlement. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second sentence of this paragraph, then the indemnifying party agrees that it shall be liable for any settlement of any Proceeding effected without its written consent if (i) such settlement is entered into more than 60 Business Days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement and (iii) such indemnified party shall have given the indemnifying party at least 30 Business Days’ prior notice of its intention to settle. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened Proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such Proceeding.

10.3 Contribution. If the indemnification provided for in this Article 10 is unavailable to an indemnified party under Article 10.1 or 10.2 or insufficient to hold an indemnified party harmless in respect of any losses, damages, expenses, liabilities or claims referred to therein, then each applicable indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, damages, expenses, liabilities or claims (i) in such proportion as is appropriate to reflect the relative benefits received by the Sponsor and a Fund, on the one hand, and the Marketing Agent, on the other hand, from the services provided hereunder or (ii) if the allocation provided by clause (i) above is not permitted by applicable Law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Sponsor and a Fund on the one hand and of the Marketing Agent on the other in connection with the statements or omissions which resulted in such losses, damages, expenses, liabilities or claims, as well as any other relevant equitable considerations. The relative benefits received by the Sponsor and a Fund on the one hand and the Marketing Agent on the other shall be deemed to be in the same respective proportions as the total proceeds from the offering (net of underwriting discounts and commissions but before deducting expenses) received by a Fund, plus the fees received by the Sponsor, on the one hand, and the total fees received by the Marketing Agent, on the other hand, bear to the aggregate public offering price of Shares. The relative fault of the Sponsor and a Fund on the one hand and of the Marketing Agent on the other shall be determined by reference to, among other things, whether the untrue statement or alleged untrue statement of a material fact or omission or alleged omission relates to information supplied by the Sponsor, the Marketing Agent and a Fund or by the Marketing Agent and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of the losses, damages, expenses, liabilities and claims referred to in this Article 10.3 shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating, preparing to defend or defending any Proceeding.

10.4 Equitable Considerations. The Sponsor and the Marketing Agent agree that it would not be just and equitable if contribution pursuant to this Article 10 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Article 10.3 above. Notwithstanding the provisions of this Article 10, the Marketing Agent shall not be required to contribute any amount in excess of the amount of the fees received by it hereunder. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

10.5 Survival of Indemnity and Contribution. The indemnity and contribution agreements contained in this Article 10 and the covenants, warranties and representations of the Sponsor contained in this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the Marketing Agent, its partners, stockholders, members, directors, officers, employees and or any person (including each partner, stockholder, member, director, officer or employee of such person) who controls the Marketing Agent within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act, or by or on behalf of each of the Sponsor, a Fund, their partners, stockholders, members, directors, officers, employees or any person who controls the Sponsor or a Fund within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act, and shall survive any termination of this Agreement or the initial issuance and delivery of Shares. The Sponsor and the Marketing Agent agree promptly to notify each other of the commencement of any Proceeding against it and, in the case of the Sponsor, against any of the Sponsor’s officers or directors in connection with the issuance and sale of Shares, or in connection with the Registration Statement or the Prospectus.

10.6 Information Provided by Marketing Agent. For each Fund, the parties will agree on what information will constitute the information furnished by or on behalf of the Marketing Agent, as such information is referred to in Article 10.1 hereof and in the relevant representations and warranties set forth in the Product Annexes.

ARTICLE 11

TERM AND TERMINATION

11.1 Term.

(a) This Agreement shall become effective on the date hereof and will continue in effect so long as either the GLD Agreement or a Product Annex remains in effect (the “Term”). For the avoidance of doubt, at the end of a Fund’s Product Annex Term, this Agreement will terminate with respect to that Fund.

(b) Except for the Product Annex for Low Priced Gold ETF as set forth in Article 11.1(c) below, each Product Annex shall become effective on the date of its execution and continue for the term that is the number of years listed in the Fund’s Product Annex, and will last until its expiration or the earlier termination of such Product Annex in accordance with Article 11.2 (the “Product Annex Term”). Except for the Product Annex for Low Priced Gold ETF, each Product Annex will automatically be renewed for successive periods equal to the number of years listed in the Fund’s Product Annex, unless terminated pursuant to Article 11.2.

(c) The Product Annex for Low Priced Gold ETF shall become effective on the date of its execution and continue for a term of (5) years from the date of its execution, and will last until its expiration or the earlier termination of such Product Annex in accordance with Article 11.2 (the “Product Annex Term”). The Product Annex for Low Priced Gold ETF will automatically be renewed for successive two (2) year periods, unless terminated pursuant to Article 11.2.

11.2 Early Termination of a Product Annex.

(a) No later than twelve (12) months prior to the end of a Product Annex Term with respect to a Fund, either the Marketing Agent, on the one hand, or the Sponsor, on the other hand, may terminate such Product Annex, effective as of the end of the Product Annex Term, by delivering written notice of non-renewal to the other parties. If the Sponsor terminates this Agreement pursuant to this Article 11.2(a), the Sponsor shall be responsible for paying the Termination Payment Amount pursuant to Article 11.2(f).

(b) Termination by the Sponsor.

(i) Termination Subject to the Termination Payment Amount

(A) The Sponsor may, at its discretion, terminate a Product Annex with respect to a Fund upon a Change of Control of the Marketing Agent, provided that the Sponsor shall be responsible for paying the Termination Payment Amount pursuant to Article 11.2(f).

(ii) Terminations Not Subject to the Termination Payment Amount

(A) The Sponsor may, at its discretion, terminate a Product Annex with respect to a Fund if the Marketing Agent announces that it is no longer engaged in the business of structuring, sponsoring, forming, managing, operating, selling, marketing, promoting or distributing ETFs as a result of the wind-down of such business. In such case, the Sponsor will pay no Termination Payment Amount to the Marketing Agent.

(B) The Sponsor may, at its discretion, terminate a Product Annex with respect to a Fund if the Marketing Agent is convicted of, or enters a plea of nolo contendere to a felony or any crime involving dishonesty, breach of trust or unethical business conduct in connection with the performance of its obligations under this Agreement with respect to the Fund governed by the Product Annex or commits any intentional and/or willful act of fraud related to, connected with or otherwise affecting its performance of its obligations under this Agreement with respect to the Fund governed by the Product Annex. In such case, the Sponsor will pay no Termination Payment Amount to the Marketing Agent.

(C) The Sponsor may terminate a Product Annex with respect to a Fund if, as a result of the Marketing Agent’s wilful malfeasance, the Marketing Agent has caused the Sponsor to materially violate applicable Law or suffer material reputational harm with respect to the Fund governed by such Product Annex. In such case, the Sponsor will pay no Termination Payment Amount to the Marketing Agent.

(c) Termination by Marketing Agent.

(i) The Marketing Agent may terminate this Agreement if, as a result of the Sponsor’s willful malfeasance, the Sponsor has caused the Marketing Agent to materially violate applicable Law or suffer material reputational harm to the extent that the Marketing Agent is no longer able to continue as the Marketing Agent under the Agreement.

(ii) If the Marketing Agent terminates a Product Annex with respect to a Fund pursuant to this Article 11.2(c), the Sponsor shall be responsible for paying the Termination Payment Amount pursuant to Article 11.2(f).

(d) The Sponsor, on the one hand, or the Marketing Agent, on the other hand, may terminate a Product Annex with respect to a Fund upon written notice to the other if:

(i) the Fund is terminated pursuant to the Fund Document,

(ii) the other party becomes insolvent or bankrupt or files a voluntary petition, or is subject to an involuntary petition, in bankruptcy or attempts to or makes an assignment for the benefit of its creditors or consents to the appointment of a trustee or receiver, provided that the Sponsor may not terminate a Product Annex pursuant to this provision if the event relates to the Sponsor, a Fund or a Fund’s trustee, if applicable, or

(iii) the other party willfully and materially breaches its obligations under this Agreement with respect to the Fund governed by the Product Annex and such breach has not been cured to the reasonable satisfaction of the non-breaching party prior to the expiration of ninety (90) days after notice by the non-breaching party to the breaching party of such breach.

(iv) If the Sponsor or the Marketing Agent terminates a Product Annex pursuant to this Article 11.2(d), the Sponsor will pay no Termination Payment Amount to the Marketing Agent.

(e) Each party shall have the right to terminate a Product Annex pursuant to this Article 11.2 by delivering written notice thereof (such notice, a “Termination Notice”) to the other party, specifying in reasonable detail the facts and circumstances giving rise to such termination, such termination to be effective upon receipt of such Termination Notice by the other party and, in the case of a termination pursuant to Article 11.2(b)(i)(A), the receipt of the Sponsor’s agreement to pay the Termination Payment Amount on each Termination Payment Date in accordance with Article 11.2(f) (such date, the “Termination Date”). If there shall be any dispute between the Marketing Agent and the Sponsor as to whether a cause for termination has occurred, then, where the Sponsor has sent a Termination Notice to the Marketing Agent, the Termination Date shall not be effective unless (a) a court of competent jurisdiction has found that such cause for termination has occurred and, if either party decides to appeal such finding within ten (10) business days, (b) such finding has been upheld on an appeal by a court of competent jurisdiction. If there is a dispute as to whether a cause for termination has occurred, the Sponsor shall place all Marketing Agent Fees accrued by the Marketing Agent subsequent to the Termination Date (where the Sponsor has sent a Termination Notice to the Marketing Agent) or the amount due on each Termination Payment Date under Article 11.2(f) (where the Marketing Agent has sent a Termination Notice to the Sponsor pursuant to Article 11.2(c)) in escrow, pending the final adjudication and appeal, if any, of such dispute. The Marketing Agent Fees or the Termination Payment Amount will be released from escrow to the prevailing party upon resolution of the legal proceedings described under this Article 11.2(e).

(f) Each of the parties acknowledges and agrees that the other party may, subsequent to execution of this Agreement, make significant investments of time, money and resources into the establishment of each Fund, and consequently create substantial value. In consideration for such investment and value creation, following any termination of a Product Annex by the Sponsor pursuant to Article 11.2(a) or Article 11.2(b)(i)(A) or by the Marketing Agent pursuant to Article 11.2(c), the Sponsor shall be obligated to pay the Marketing Agent on each Termination Payment Date a certain amount of Marketing Agent Fees that would be paid with respect to the Fund governed by such Product Annex (the “Termination Payment Amount”). For the avoidance of doubt, no Termination Payment Amount shall be payable by the Sponsor if the Marketing Agent terminates a Product Annex pursuant to Article 11.2(a).

With respect to all Funds other than a Low Priced Gold ETF, the Termination Payment Amount will be identified in the relevant Fund’s Product Annex and expressed in terms of years and months, divided by the number of months necessary to provide for equal payments on each Termination Payment Date. The Termination Payment Amount for Low Priced Gold ETF shall be equal to 1/24th of an amount equal to two (2) years of the Marketing Agent Fees that would be paid with respect to Low Priced Gold ETF. The Termination Payment Amount for a Fund shall be calculated using the daily net asset value average of the Fund for either (i) the 6 month period immediately preceding the Termination Date or (ii) the life of the Fund, if the Fund has been in existence for less than 6 months. To the extent that the Fund has been in existence for less than the number of years and months used to express the Termination Payment Amount, the Termination Payment Amount will be capped at the number of years and months in which the Fund has been in existence and the Termination Payment Dates shall be adjusted accordingly.

Pursuant to a separate agreement, the Sponsor shall grant a security interest to the Marketing Agent to secure the Marketing Agent’s interest in, and receipt of, the Termination Payment Amount for as long as the Sponsor is obligated to pay the Termination Payment Amount on any Termination Payment Date.

(g) Each of the parties acknowledges that the obligations, covenants, agreements and conditions contained in Exhibit A and Exhibit B serve as guidelines for the relationship between the Sponsor and Marketing Agent with respect to each Fund governed by a Product Annex, and failure to comply with any such individual obligation, covenant, agreement or condition shall not constitute a material breach of the relevant Product Annex nor a cause for termination; provided, however, failure to comply with multiple provisions of Exhibit A and Exhibit B may give rise to a cause for termination if such failures otherwise meet the requirements of Article 11.2(d)(iii).

11.3 Consequences of Termination.

(a) Upon any termination of a Product Annex, the following will occur:

(i) The Related Agreements shall each terminate in accordance with their terms, to the extent necessary;

(ii) The parties shall, as soon as practical, take such actions as may be necessary to change the name of the Fund so as to not include “SPDR®” and to cease using the “SPDR®” name for any other purpose connected with the Fund;

(iii) The Marketing Agent will no longer use the service marks owned by the Sponsor with respect to the Fund governed by the Product Annex and may not use such service marks without the express written approval of the Sponsor; and

(iv) The parties shall cooperate reasonably with each other in connection with any notices or filings to be made with any governmental or regulatory body required as a result of such termination, including the filing of any supplement or amendment to the Registration Statement or Prospectus as a result of such termination.

(b) In the event of the expiration or termination of a Product Annex, this Agreement with respect to the Fund governed by the Product Annex shall be of no further force or effect, provided that such expiration or termination shall not affect any obligation or liability of any party for breach of any provisions of this Agreement prior to the date of such expiration or termination and that Articles 3.6, 5 (any fee due under such Article to be pro rated to the date of termination), 10, 11, 12, 13 and 14 of this Agreement shall each survive the expiration or termination of this Agreement.

ARTICLE 12

CONFIDENTIALITY

12.1 Confidentiality.

(a) The parties shall during the Term and for one (1) year thereafter maintain in confidence, use only for the purposes provided for in this Agreement and the Related Agreements, and not disclose to any third party, without first obtaining the other party’s consent in writing, any and all Confidential Information (as defined below) such party receives from the other party; provided, however, that either party may disclose Confidential Information received from the other party to those of its Representatives as may be necessary for such party to carry out its obligations under this Agreement and the Related Agreements. “Confidential Information” shall mean all information or data of a party that is disclosed to or received by the other party, whether orally, visually or in writing, in any form, including, without limitation, information or data which relates to such party’s business or operations, research and development, marketing plans or activities, or actual or potential products.

(b) Notwithstanding the provisions of this Agreement to the contrary, a party shall have no liability to the other party for the disclosure or use of any Confidential Information of the other party if the Confidential Information:

(i) is known to such party at the time of disclosure other than as the result of a breach of this Article 12 by such party;

(ii) has been or becomes publicly known, other than as the result of a breach of this Article 12 by such party, or has been or is publicly disclosed by the other party;

(iii) is received by such party after the date of this Agreement from a third party (unless such third party breaches an obligation of confidentiality to the other party); or

(iv) is required to be disclosed by Law or similar compulsion or in connection with any legal proceeding, provided that such party shall promptly inform the other party in writing of such requirement and that such disclosure shall be limited to the extent so required and, except to the extent prohibited by Law, such party shall reasonably cooperate with the other party (at the expense of the other party) in seeking a protective order or other suitable confidentiality protections.

(c) The parties recognize and acknowledge that a breach or threatened breach by a party of the provisions of this Article 12 may cause irreparable and material loss and damage to the other party which cannot be adequately remedied at law and that, accordingly, in addition to, and not in lieu of, any damages or other remedy to which the non-breaching party may be entitled, the issuance of an injunction or other equitable remedy (without the requirement that a bond or other security be posted) is an appropriate remedy for the non-breaching party for any breach or threatened breach of the obligations set forth in this Article 12.

(d) Each party agrees that it will use the same degree of care, but no less than a reasonable degree of care, in safeguarding the Confidential Information of the other party as it uses for its own Confidential Information of a similar nature. Each party shall promptly notify the other party in writing of any misuse, misappropriation or unauthorized disclosure of the Confidential Information of the other party which may come to such party’s attention.

(e) Upon the termination of this Agreement, if requested in writing by the other party, each party shall, at such party’s option, promptly destroy or return to the other party all Confidential Information received from the other party, all copies and extracts of such Confidential Information and all documents or other media containing any such Confidential Information.

ARTICLE 13

MISCELLANEOUS

13.1 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the parties hereto, the indemnities referred to in this Agreement and their respective successors and assigns.

13.2 Entire Agreement. This Agreement, the Product Annexes for the Funds governed by this Agreement and the Related Agreements (including any schedules and exhibits attached hereto and thereto) contain all of the agreements among the parties hereto and thereto with respect to the transactions contemplated hereby and thereby and supersede all prior agreements or understandings, whether written or oral, among the parties with respect thereto.

13.3 Termination of Product Annexes. Each Product Annex is incorporated into, and constitutes part of, this Agreement. However, a Product Annex may be terminated in accordance with its terms and any such termination does not constitute a termination of this Agreement.

13.4 Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written instrument executed by all the parties.

13.5 Successors and Assigns: Assignment. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Unless required by applicable Law, this Agreement shall not be assigned by any party without the prior written consent of the other parties.

13.6 Waiver of Compliance. Except as otherwise provided in this Agreement, any failure of any of, the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but any such waiver, or the failure to insist upon strict compliance with any obligation, covenant, agreement or condition herein, shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure or breach.

13.7 Severability. The parties hereto desire that the provisions of this Agreement be enforced to the fullest extent permissible under the Law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

13.8 Notices. All notices, waivers, or other communications pursuant to this Agreement shall be in writing and shall be deemed to be sufficient if delivered personally, by facsimile (and, if sent by facsimile, followed by delivery by nationally-recognized express courier), sent by nationally-recognized express courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be, specified by like notice):

(a)	if to Sponsor, to:

World Gold Trust Services, LLC

510 Madison Avenue

New York, New York 10022

Attention: William Rhind

Telephone: (212) 317-3844

Facsimile: (212) 688-0410

(b)	if to the Marketing Agent, to: (a)

State Street Global Markets, LLC

One Lincoln Street

Boston, Massachusetts 02111

Attention: James Ross

Telephone: (617) 664-2043

Facsimile: (617) 664-2669

and

State Street Global Markets, LLC

One Lincoln Street

Boston, Massachusetts 02111

Attention: Nick Good

Telephone: (617) 664-3118

Facsimile: (617) 664-2669

All such notices and other communications shall be deemed to have been delivered and received (i) in the case of personal delivery or delivery by facsimile or e-mail, on the date of such delivery if delivered during business hours on a Business Day or, if not delivered during business hours on a Business Day, the first Business Day thereafter, (ii) in the case of delivery by nationally-recognized express courier, on the first Business Day following dispatch, and (iii) in the case of mailing, on the third Business Day following such mailing.

13.9 Governing Law; Jurisdiction.

(a) All questions concerning the construction, interpretation and validity of this Agreement shall be governed by and construed and enforced in accordance with the domestic Laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether in the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. In furtherance of the foregoing, the internal law of the State of New York will control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily or necessarily apply.

(b) Each party irrevocably consents and agrees, for the benefit of the other parties, that any legal action, suit or proceeding against it with respect to its obligations, liabilities or any other matter arising out of or in connection with this Agreement or any Related Agreement may be brought in the courts of the State of New York or the courts of the United States of America located in the Borough of Manhattan, The City of New York and hereby irrevocably consents and submits to the non-exclusive jurisdiction of each such court in personam, generally and unconditionally with respect to any action, suit or proceeding for itself and in respect of its properties, assets and revenues. Each party irrevocably waives any immunity to jurisdiction to which it may otherwise be entitled or become entitled (including sovereign immunity, immunity to pre-judgment attachment and execution) in any legal suit, action or proceeding against it arising out of or based on this Agreement or any Related Agreement or the transactions contemplated hereby or thereby which is instituted in any court of the State of New York or any court of the United States of America located in the Borough of Manhattan, The City of New York.

The provisions of this Article 13.9 shall survive any termination of this Agreement and the Related Agreements, in whole or in part.

13.10 No Partnership. Nothing in this Agreement is intended to, or will be construed to constitute the Sponsor or a Fund, on the one hand, and the Marketing Agent or any of its Affiliates, on the other hand, as partners or joint venturers; it being intended that the relationship between them will at all times be that of independent contractors.

13.11 Force Majeure. Neither the Sponsor, on the one hand, nor the Marketing Agent, on the other hand, will be liable to the other for any delay or failure to perform its obligations under this Agreement (except for the payment of money) if such delay or failure arises from or is due to any cause or causes beyond the reasonable control of the party affected which impedes, delays or aggravates any obligation under this Agreement, including, without limitation, acts of God, acts of any Governmental Entity, labor disturbances, act of terrorism or act of public enemy due to war, the outbreak or escalation of hostilities, riot, fire, flood, civil commotion, insurrection, severe or adverse weather conditions, power failure or computer or communications line failure.

13.12 Interpretation. The Article and Article headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

13.13 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

13.14 Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Facsimile counterpart signatures to this Agreement shall be acceptable and binding.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first written above.

WORLD GOLD TRUST SERVICES, LLC

By:

Name: WILLIAM RHIND
Title: CEO

STATE STREET GLOBAL MARKETS, LLC

By:
Name:
Title:

[Signature Page to Master Marketing Agent Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first written above.

WORLD GOLD TRUST SERVICES, LLC

By:

Name:
Title:

STATE STREET GLOBAL MARKETS, LLC

By:

	Name:	James E. Ross
	Title:	Director

[Signature Page to Master Marketing Agent Agreement]

EXHIBIT A

MARKETING AGENT SERVICES

1.	General Obligations.

(a)	The Marketing Agent shall market the Funds and Shares on a continuous basis, as more particularly described in this Exhibit A.

(b)	References in this Exhibit A to “marketing” include all forms of marketing activity, whether digital or terrestrial and whether direct or indirect, including, without limitation: public relations, advertising, sponsorship, conferences, events, sales and sales support, digital and social outreach.

(c)	Subject to necessary regulatory approvals, compliance with all applicable legal and regulatory requirements, and subject to fiduciary obligations owed to its/their clients, the Marketing Agent and/or its Affiliates shall perform the following services (“Services”):

i.	be primarily responsible for promoting sales and marketing with respect to investment in Shares globally;

ii.	market Shares to identified client bases and additional channels globally, with the goal of attracting and retaining investments in Shares and use commercially-reasonable efforts to market the Funds;

iii.	develop and execute the Marketing Plan (as defined below) for executing and expending the Marketing Budget and participating in the joint review pursuant to Article 4.4 of this Agreement;

iv.	conduct public relations activities related to the marketing of Shares;

v.	include the Funds in the Marketing Agent’s marketing and advertising of the ETF family;

vi.	include gold in strategic and tactical ETF research of the Marketing Agent, as the Marketing Agent may deem appropriate; and

vii.	incorporate the Funds into the “SPDR®” website (or any similar ETF-related website maintained by the Marketing Agent or its Affiliates).

2.	The Marketing Agent shall provide the Sponsor with copies of all written marketing materials distributed by it and its Affiliates connected with the Funds for the Sponsor’s review.

3.	Marketing Plan.

The Marketing Agent shall:

(a)	be responsible for development and execution of a marketing plan to execute and expend the Marketing Budget pursuant to Article 4.2(a) (each, a “Marketing Plan”) (to be mutually agreed on an annual basis in accordance with section 2 of Exhibit B) for each Fund governed by this Agreement;

(b)	conduct a strategy meeting with the Sponsor at least annually, which shall include the review and agreement of the Marketing Plans for the following year; and

(c)	conduct an update meeting with the Sponsor at least once per calendar quarter, which shall include a review of progress against the Marketing Plans.

4.	Marketing Materials.

The Marketing Agent shall design, write and produce marketing materials; such materials may include, factsheets, product lists, key features documents, seminars and product presentations.

5.	Campaign Management.

(a)	The Marketing Agent shall, consistent with its obligation to execute and expend the Marketing Budget pursuant to Article 4.2(a), initiate, develop and execute:

i.	advertising campaigns;

ii.	media placement;

iii.	direct marketing campaigns; and

iv.	digital support.

6.	Sales.

(a)	As appropriate, the Marketing Agent shall include the Funds in:

i.	in-person client meetings conducted by the Marketing Agent with intermediary and institutional clients globally;

ii.	calling campaigns completed by the Marketing Agent; and

iii.	SPDR due diligence meetings conducted by the Marketing Agent with intermediary clients.

EXHIBIT B

JOINT GOVERNANCE BOARD

1.	General

(a)	The Marketing Agent and Sponsor agree to coordinate with each other with respect to the Services and other issues contemplated in the Agreement with respect to the products covered by the Agreement (the “Products”) according to the following governance procedures.

(b)	The Marketing Agent and Sponsor agree that they will form a Joint Governance Board (“Joint Governance Board”) that will meet to discuss (i) sales, marketing, public relations and strategy; (ii) new product development; and (iii) operations, compliance and risk, as outlined further below. The Joint Governance Board will be composed of required participants, who will be required to meet on defined schedules, to discuss defined topics, and who will be required to produce certain deliverables, all as listed below.

(c)	In addition to Joint Governance Board meetings, the Marketing Agent and the Sponsor agree to designate employees to work together regularly on key areas outlined below.

(d)	The Chief Executive Officers of both parties also agree to coordinate jointly as outlined below.

(e)	These procedures should not be interpreted as preventing the parties from having more participants at a meeting than the required participants, coordinating more frequently, discussing topics in addition to those listed below, or producing more deliverables than listed below.

2.	Joint Governance Board

(a)	Participants – For the Marketing Agent, its Global Head of Exchange-Traded Funds (or equivalent or an appropriate delegate), Head of Sales and/or Marketing Activities of Exchange-Traded Funds (or equivalent or an appropriate delegate), and an employee primarily responsible for legal oversight with respect to the Products. For the Sponsor, its Managing Director of Investment (or equivalent or an appropriate delegate) and one employee of at least Director level.

(b)	Meeting Schedule – The Joint Governance Board will meet quarterly within 30 days of the 2nd month of any quarter. All meetings will seek to be held in person but may also be held by telephone or videoconference. The Marketing Agent will be responsible for arranging all Joint Governance Board meetings.

(c)	Topics to be Discussed –

i.	Sales, Marketing, Public Relations and Strategy – (1) Yearly Marketing Plans; (2) progress in meeting Marketing Plans; (3) Sales and client activity; and (4) Gold research and messaging.

ii.	New Products – (1) Marketing Agent’s suggestions for potential new products based on, among other things, feedback received by its marketers from investors; and (2) Sponsor’s progress report on new products being developed.

iii.	Operations, Legal, Compliance, and Risk – relevant operational, legal, compliance and risk issues with respect to any Product.

(d)	Deliverables –

i.	At the first meeting during any calendar year, the Marketing Agent will present a written Marketing Plan for each Product, as defined in Exhibit A;

ii.	At each quarterly meeting, the Marketing Agent will present a written Marketing Progress Report comparing quarterly marketing progress to the current year’s Marketing Plans, provided, however, that the Marketing Progress Report presented at the first meeting during any calendar year will compare marketing progress during the past year to the previous year’s Marketing Plans. The Marketing Progress Report will include updates on all areas covered in the yearly Marketing Plans;

iii.	At each quarterly meeting, the Sponsor will present any public relations, conference or other activities that relate to the Products, which have been completed in the prior quarter and are planned for the future;

iv.	At each quarterly meeting, each party will present in writing any potential new products that it intends to launch which are subject to the other party’s right of first refusal, including the terms under which the party wants the new product to be marketed or developed, as the case may be;

v.	At each quarterly meeting, the Sponsor will present any written gold messaging materials that have been developed and an overview of plans for future developments;

vi.	At each quarterly meeting, each party will present in writing a report on any regulatory inquiries received by the party or threatened litigation known to the party; and

vii.	For each quarterly meeting, the Marketing Agent will produce post-meeting minutes.

(e)	Finalizing the Marketing Plan – Within 30 days of the first Joint Governance Board meeting of the year, the Marketing Agent and the Sponsor will jointly agree and finalize the yearly Marketing Plan for each Product. If the parties have a dispute over any issue in a Marketing Plan, the parties’ respective views will be noted in such Marketing Plan and the Chief Executive Officer of each party will jointly resolve the dispute, with the Marketing Plan from the immediately preceding year controlling with regards to the disputed issue during the interim. To the extent that the Chief Executive Officers are required to jointly resolve a dispute with regards to the first Marketing Plan under this Agreement, the 2014 Marketing Plan will control with regards to the disputed issue during the interim.

3.	CEO Meetings

(a)	Participants – The Chief Executive Officer of each party, or an appropriate delegate.

(b)	Meeting Schedule and Party Responsible for Arranging – Meetings will be held semi-annually. All meetings may be held in-person, by telephone or videoconference. The Sponsor will be responsible for arranging CEO meetings.

(c)	Topics to be Discussed – (i) overall relationship between the parties; and (ii) summary of issues and progress reports springing from the Joint Governance Board concerning (1) Sales Marketing, Public Relations and Strategy, (2) New Product Development, and (3) Operations, Compliance and Risk.

(d)	Deliverables and Party Responsible – The Sponsor will produce post-meeting minutes.

4.	Additional Joint Coordination

(a)	The parties will designate employees to work jointly between meetings of the Joint Governance Board on the issues outlined herein.

(b)	The Sponsor will provide the Marketing Agent’s employees responsible for marketing gold products with (i) gold research and messaging documents, and (ii) training on gold messaging. The Marketing Agent will seek to incorporate the Sponsor’s gold research and messaging into marketing collateral as it deems appropriate and subject to the Marketing Agent’s compliance and legal review and approval.

(c)	Each party will promptly inform the other party of any regulatory inquiries or threatened litigation known to or received by the party that is related to any Product.

EXHIBIT C

FORM OF PRODUCT ANNEX

This product annex (“Product Annex”) sets forth the understanding of State Street Global Markets, LLC (“SSGM”) and World Gold Trust Services, LLC (the “Sponsor”) regarding certain ancillary matters contemplated in the master marketing agent agreement made as of             , 2015, by and between the Sponsor and SSGM (the “Marketing Agent Agreement”) and as further set forth herein. The proposed marketing arrangement for the Related ETF will be governed by the terms and conditions of the Marketing Agent Agreement, as amended from time to time. This Product Annex is incorporated into, and constitutes a part of, the Marketing Agent Agreement. Capitalized terms used herein but not defined have the meaning ascribed to them in the Marketing Agent Agreement.

1.	Related ETF – Marketing Agent Relationship.

a.	[insert product name & description].

b.	The parties desire that SSGM is retained as marketing agent for the Related ETF and provide certain assistance with respect to the marketing of the Related ETF, and SSGM accepts such appointment and agrees to act in such capacity.

2.	Marketing Agent Fee.

a.	Marketing Agent Fee – Pursuant to Article 5.1(a) of the Marketing Agent Agreement, the Marketing Agent Fee shall be [ ].

3.	Marketing Budget.

a.	Marketing Budget – Pursuant to Article 4.2(a) of the Marketing Agent Agreement, the Marketing Budget shall be [ ].

4.	Term. [Insert initial term and renewal term of the Product Annex.]

5.	Termination Payment Amount. [Insert number of years and months of marketing fees that will be paid to SSGM if Product Annex is terminated for convenience.]

6.	Product-Specific Representations & Warranties.

[                    ]

7.	Product-Specific Conditions.

[                    ]

8.	Product-Specific Covenants.

[                    ]

9.	Definitions.

a.	“Fund Document” shall mean [ ].

[Signature Page Follows]

Please sign below to indicate your agreement with the foregoing.

Sincerely,

State Street Global Markets, LLC

By:
Name:
Title:
Date:

Agreed as of the date first set forth above:

World Gold Trust Services, LLC

By:
Name:
Title:
Date:

PRODUCT ANNEX 1

TO MASTER MARKETING AGENT AGREEMENT

JULY 5, 2016

This product annex (“Product Annex”) sets forth the understanding of State Street Global Markets, LLC (“SSGM”) and WGC USA Asset Management Company, LLC (the “Sponsor”) (together, the “Parties”) regarding certain matters contemplated in the Master Marketing Agent Agreement made as of July 17, 2015, by and between World Gold Trust Services, LLC and SSGM (the “Marketing Agent Agreement”) and as further set forth herein. The parties agree that the proposed marketing arrangement for the Related ETFs set forth in this Product Annex (the “Related ETFs”) will be governed by the terms and conditions of the Marketing Agent Agreement, as amended from time to time, and that the terms and conditions of such Marketing Agent Agreement are hereby incorporated into this Product Annex, and this Product Annex shall serve as a Product Annex for purposes of the Marketing Agent Agreement. For the sole and limited purpose of this Product Annex, references in the Marketing Agent Agreement to World Gold Trust Services, LLC shall be construed to refer in all instances to the WGC USA Asset Management Company, LLC as’ Sponsor. SSGM acknowledges and agrees that World Gold Trust Services, LLC has no responsibility, liability or obligation under or with respect to this Product Annex, and that WGC USA Asset Management Company LLC retains and assumes all responsibility, liability and obligation under or with respect to this Product Annex. Capitalized terms used herein but not defined have the meaning ascribed to them in the Marketing Agent Agreement.

1.	Related ETFs - Marketing Agent Relationship

a.	The Global Currency Gold Trust (Symbol: GGLD) will seek to track a specified Long Gold / Long USD Index that performs as though an investor gets (1) a long gold exposure and (2) a long US Dollar exposure versus a basket of currencies comprised of the Euro, the British Pound, the Japanese Yen, the Canadian Dollar, the Swedish Krona and the Swiss Franc. This Product Annex also covers the following similar products with single currency overlays consisting of–

i.	The Euro Gold Trust (Symbol: EGLD), which will seek to track a specified Long Gold / Short Euro Index that performs as though an investor gets (1) long gold exposure and (2) short Euro exposure;

ii.	The Pound Gold Trust (Symbol: GLDP), which will seek to track a specified Long Gold / Short British Pound Index that performs as though an investor gets (1) long gold exposure and (2) short British Pound exposure; and

iii.	The Yen Gold Trust (Symbol: YGLD), which will seek to track a specified Long Gold / Short Japanese Yen Index that performs as though an investor gets (1) long gold exposure and (2) short Japanese Yen exposure;

b.	Note that this Product Annex will cover the Related ETFs notwithstanding any changes that may be made to the fund names or symbols of the Related ETFs.

c.	The parties desire that SSGM is retained as exclusive marketing agent for the Related ETFs and provide certain assistance with respect to the marketing of the Related ETFs, and SSGM accepts such appointment and agrees to act in such capacity.

2.	Marketing Agent Fee

The Marketing Agent shall be paid, by the Sponsor from the Sponsor’s fee payable pursuant to the Amended and Restated Agreement and Declaration of Trust of Global Currency Gold Trust, for the services of the Marketing Agent and its Affiliates as marketing agent to the Trust hereunder, a fee (the “Marketing Agent Fee”) from the Trust in an annual amount as agreed to by the parties.

3.	Marketing Budget

a.	There shall be no separate Marketing Budget for the Related ETFs. The GLD® Marketing Budget may be used for the product(s) covered by this Product Annex, as mutually agreed by the Parties from time to time.

4.	Term

a.	This Product Annex shall become effective on the launch date of the first product(s) (the “Effective Date”) and continue to and including July 16, 2022 (the “Initial Term”) or the earlier termination of this Product Annex in accordance with Article 11.2 of the Marketing Agent Agreement (the “Product Annex Term”). This Product Annex will automatically be renewed for successive two (2) year periods, unless terminated pursuant to Article 11.2 of the Marketing Agent Agreement.

5.	Termination Payment Amount

a.	If a Related ETF is terminated, the Termination Payment Amount that the Sponsor is obligated to pay the Marketing Agent under Article 11.2(a), 11.2(b)(i) or 11.2(c)(ii) with respect to such Related ETF on each Termination Payment Date is an amount equal to [ ] for such Related ETF calculated in accordance with Article 11.2(f) of the Marketing Agent Agreement, divided by sixty (60) and payable on a monthly basis, provided that –

i.	If, at two (2) years from the Effective Date of the Product Annex or at any time thereafter, the aggregate AUM of the Related ETFs is (A) less than $[ ] USD, the Sponsor will pay no Termination Payment with respect to such Related ETF, or (B) equal to or greater than $[ ] USD but less than $[ ] USD, the Sponsor will pay [ ] such Related ETF calculated in accordance with Article 11.2(f) of the Marketing Agent Agreement, divided by twelve (12) and payable on a monthly basis.

ii.	If, at the end of the Initial Term or at any time thereafter, the aggregate AUM of the Related ETFs is (A) [ ], the Sponsor will pay no Termination Payment with respect to such Related ETF, or (B) equal to or greater than $[ ] USD but less than $[ ] USD, the Sponsor will pay [ ] for such Related ETF calculated in accordance with Article 11.2(f) of the Marketing Agent Agreement, divided by twelve (12) and payable on a monthly basis.

6.	Product-Specific Representations & Warranties – WGC USA Asset Management Company, LLC represents and warrants that it is registered with the National Futures Association as a commodity pool operator and swap firm, NFA ID # 0487937, and will maintain all requisite licenses and registrations for so long as is required to operate any of the Related ETFs. Product-Specific Conditions – None.

7.	Product-Specific Covenants – None.

8.	Definitions

a.	“Fund Document” shall mean the Amended and Restated Agreement and Declaration of Trust of Global Currency Gold Trust, as amended from time to time.

[SIGNATURE PAGE FOLLOWS]

Signed and Agreed:

STATE STREET GLOBAL MARKETS LLC

Name:	NICHOLAS GOOD

Title:	SR. MANAGING DIRECTOR

WGC USA ASSET MANAGEMENT COMPANY, LLC

Name:	GREG COLLETT

Title:	PRINCIPAL EXECUTIVE OFFICER